                                                                     EXHIBIT 4.4

                        CONVERTIBLE PROMISSORY AGREEMENT

$30,000                                                         January 11, 2001

     This Agreement by and between, PARACELSIAN, INC., a Delaware corporation with an address at 222 Langmuir Laboratories, Cornell Technology Park, Ithaca, NY 14850 (hereinafter called "Company") and Acquisitions Consulting Corp. or its assigns with an address at c/o Team Management, P.O. Box 1704, Hurst, Texas 76053 (hereinafter called "Note Holder").

WITNESSETH:

WHEREAS, Note Holder is willing to lend Company the aggregate sum of Thirty Thousand Dollars ($30,000) as evidenced by this Convertible Promissory Agreement (hereinafter called "Note").

In consideration of the mutual covenants and conditions herein contained, the parties hereby agree, represent and warrant as follows:

     A. The Company authorizes the issuance of this Note in the aggregate principal amount of $30,000 to be dated January 11, 2001, to mature on January 10, 2002, on which date all principal and interest will be paid in full, and to bear interest on the unpaid principal thereof at the rate of ten percent (10%) per annum until maturity. Interest will be paid monthly on the eleventh (11th) of each month.

     B. The Note Holder at any time up to and including the maturity date but not thereafter may convert the Note into as many shares of Restricted Common Stock of the Company as the principal and accrued interest of the Note so converted in a multiple of $.40 per share, and upon surrender of this Agreement representing the Note to the Company at its principal office.

     C. No fractional share of Common Stock shall be issued upon conversion of the Note. Upon conversion of the Note, any remaining accrued and unpaid interest and principal shall be paid to the Note Holder by the Company.

     D. In case the Company shall at any time divide its outstanding shares of Common Stock into a greater number of shares, the conversion price in effect immediately prior to such subdivision should be proportionately reduced, and, conversely, in the case of outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the actual conversion price in effect immediately prior to such combination shall be proportionately increased.

     E. This Agreement may not be modified, amended or terminated except by written agreement executed by all the parties hereto.

IN WITNESS THEREOF, this Note has been duly executed on the day and year first above written.

PARACELSIAN, INC.


By:      /s/ T. Colin Campbell
     ------------------------------------
         T. Colin Campbell
         President & CEO


[Corporate Seal]


Attest:


         /s/ Gary G. Chabot       Secretary
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